Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Vislink Technologies, Inc. on Form S-3, filed pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated March 31, 2020, with respect to our audit of the consolidated financial statements of Vislink Technologies, Inc. as of December 31, 2019 and 2018 and for the year ended December 31, 2019, appearing in the Registration Statement on Form S-3 [File No. 333-238013]. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

February 3, 2021